Name of Registrant:
Templeton Global Income Fund

File No. 811-05459

Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders

The Annual Meeting of Shareholders of Templeton Global Income Fund (the "Fund") was held at the Fund's offices, 300 S.E. 2Nd Street, Fort Lauderdale, Florida, on February 28, 2014. The purposes of the meeting was to elect five (5) Trustees; and the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending August 31, 2014. At the meeting, the following persons were elected by the shareholders to serve as Trustees of the Fund: Edith E. Holiday, Rupert H. Johnson, Jr., J.Michael Luttig, Frank A, Olson and Constantine D. Tseretopoulos* and the ratification of PricewaterhouseCoopers LLP. No other business was transacted at the meeting.

The results of the voting at the Annual Meeting are as follows:

Proposal 1.  The election of five Trustees:




       	                      % of        % of             % of   % of Shares
                            outstanding Shares         outstanding Present and
Term Expiring 2016	For    Shares	Voted  Withheld  Shares     Voting
Rupert H.Johnson,Jr 113,273,094 84.44%	97.71%  2,652,587  1.98%     2.29%


Term Expiring 2017
       	                     % of        % of             % of     % of Shares
                            outstanding Shares         outstanding Present and
			For   Shares	Voted  Withheld  Shares   Voting
Edith E. Holiday  113,238,256  84.42%	97.68% 2,687,424  2.00%   2.32%
J.Michael Luttig  113,396,343  84.53%	97.82% 2,529,337  1.89%	  2.18%
Frank A. Olson    112,915,451  84.18%	97.40% 3,010,230  2.24%   2.60%
Constantine D.
Tseretopoulos    113,212,224   84.40%	97.66% 2,713,457  2.02%   2.34%



* Harris J. Ashton, Ann Torre Bates, Frank J. Crothers, Gregory E. Johnson, David W. Niemiec, Larry D. Thompson, and Robert E. Wade

Proposal 2. The ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending August 31, 2014.


	                  	 	                        % of Shares
		Shares Voted   % of outstanding Shares   Present and Voting
For	        114,008,690	      84.99%	                 98.34%
Against		    818,234	       0.61%			  0.71%
Abstain		  1,099,257	       0.82%		          0.95%
Total	        115,926,181	      86.42%			100.00%